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                     December 21, 2023

       Craig Webster
       Chief Financial Officer
       Microvast Holdings, Inc.
       12603 Southwest Freeway, Suite 300
       Stafford, Texas 77477

                                                        Re: Microvast Holdings,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38826

       Dear Craig Webster:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Bill Nelson